UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

TENGASCO, INC.

(Exact Name of Registrant as Specified in Its Charter)

Tennessee (State or Other Jurisdiction of Incorporation or Organization)	87-0267438 (I.R.S. Employer Identification No.)

10215 Technology Drive N.W. Knoxville, Tennessee (Address of Principal Executive Offices)	37932-3379 (Zip Code)

TENGASCO, INC. STOCK INCENTIVE PLAN
(Full Title of the Plan)
Jeffrey R. Bailey
Tengasco, Inc.
10215 Technology Drive N.W.
Knoxville, Tennessee 37932-3379
(Name and Address of Agent for Service)
(865) 675-1554
(Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b- 2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee (2)
Common Stock $0.001 par value	3,500,000	$ 1.19	$ 4,165,000	$ 163.68

(1)

This amounts results from an increase to the number of shares reserved for issuance under the Tengasco, Inc. Stock Incentive Plan, which was previously approved by the Registrant’s Board of Directors and stockholders. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares that may become issuable under the Tengasco, Inc. Stock Incentive Plan through the operation of anti-dilution provisions.

(2)

The proposed maximum offering price per share and the proposed maximum aggregate offering price have been estimated solely for the purpose of calculating the registration fee pursuant to paragraphs (c) and (h)(1) of Rule 457 promulgated under the Securities Act, based upon the average of the high and low prices of the Registrant’s Common Stock as quoted on the American Stock Exchange on June 2, 2008.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     Tengasco, Inc. (the “Registrant”) has sent or given or will send or give documents containing the information specified by Part I of this Form S-8 Registration Statement (the “Registration Statement”) to participants in the plan to which this Registration Statement relates, as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registrant is not filing such documents with the SEC, but these documents constitute (along with the documents incorporated by reference into the Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

      The following documents, which have been filed with the Commission by Registrant, are incorporated by reference in this Registration Statement, as of their respective dates:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007;

(b)	The Registrant’s Current Reports on Form 8-K and 8-K/A filed February 2, 2008;

(c)	The Registrant’s Current Report on Form 8-K filed June 2, 2008;

(d)	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2008 filed May 14, 2008;

(e)

The description of Registrant’s common stock contained in the Registration Statement on Form 10-SB filed August 8, 1997 (File No. 000-29386) and any amendment or report filed with the Commission for the purpose of updating such description.

     All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the respective dates of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein), modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Registrant is a Tennessee corporation. The Tennessee Business Corporation Act (“TBCA”) provides that a corporation may indemnify any of its directors and officers against liability incurred in connection with a proceeding if (i) the director or officer acted in good faith, (ii) in the case of conduct in his or her official capacity with the corporation, the director or officer reasonably believed such conduct was in the corporation’s best interest, (iii) in all other cases, the director or officer reasonably believed that his or her conduct was not opposed to the best interest of the corporation, and (iv) in connection with any criminal proceeding, the director or officer had no reasonable cause to believe that his or her conduct was unlawful. In actions brought by or in the right of the corporation, however, the TBCA provides that no indemnification may be made if the director or officer is adjudged to be liable to the corporation. In cases where the director or officer is wholly successful, on the merits or otherwise, in the defense of any proceeding instigated because of his or her status as a director or officer of a corporation, the TBCA mandates that the corporation indemnify the director or officer against reasonable expenses incurred in the proceeding unless the charter limits such indemnification. Notwithstanding the foregoing, the TBCA provides that a court of competent jurisdiction, upon application, may order that a director or officer be indemnified for reasonable expenses if, in consideration of all relevant circumstances, the court determines that such individual is fairly and reasonably entitled to indemnification, whether or not the standard of conduct set forth above was met.

Neither the Registrant’s Charter nor its Bylaws contain any provision limiting the Registrant’s statutory authority to indemnify any person under the Tennessee Business Corporation Act or otherwise.

The Registrant’s Board of Directors on August 17, 1995, unanimously resolved to indemnify directors and executive officers on a mandatory basis to the fullest extent of the laws referenced above for the entire period a party is subject to any possible legal action or claim by reason of having so served. That resolution remains in force and effect.

The Tennessee Business Corporation Act authorizes a corporation to purchase and maintain insurance against liability asserted against or incurred by its directors, officers, agents and employees in that capacity or arising from the individual’s status as director, officer, employee, or agent. The insuring of the directors, officers, agents and employees is permitted whether or not the Registrant would have the power to indemnify that director, officer, agent or employee under its charter or the terms of the Tennessee Business Corporation Act. The Registrant has accordingly obtained directors’ and officers’ liability insurance, the effect of which is to indemnify the directors and officers of the Registrant against certain damages and expenses because of certain claims made against them caused by their negligent act, error or omission as more fully stated in the terms of the policy of insurance.

Item 7. Exemption from Registration Claimed.

None.

Item 8. Exhibits.

The following exhibits are filed with or incorporated by reference into this Registration Statement.

4.1	Tengasco, Inc. Stock Incentive Plan, as Amended
5.1	Opinion of Law Offices of Kenneth N. Miller
23.1	Consent of Rodefer Moss & Co, PLLC
23.2	Consent of Law Offices of Kenneth N. Miller (contained in Exhibit 5.1 to this Registration Statement)
24.1	Power of Attorney (contained on the signature pages of this Registration Statement)

Item 9. Undertakings.

      (a) The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)      To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

     (iii)      To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Knoxville, State of Tennessee, on June 2, 2008.

TENGASCO, INC.
By	/s/ Jeffrey R. Bailey
Jeffrey R. Bailey
Chief Executive Officer

POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, each person whose signature appears below hereby constitutes and appoints Jeffrey R. Bailey and Cary V. Sorensen, or either of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including without limitation, post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
s/Jeffrey R. Bailey Jeffrey R. Bailey	Director; Chief Executive Officer	June 2, 2008
s/Matthew K. Behrent Matthew K. Behrent	Director	June 2, 2008
s/John A. Clendening John A. Clendening	Director	June 2, 2008
s/Carlos P. Salas Carlos P. Salas	Director	June 2, 2008
s/Peter E. Salas Peter E. Salas	Director	June 2, 2008
s/Mark A. Ruth Mark A. Ruth	Principal and Financial Accounting Officer	June 2, 2008

EXHIBIT INDEX

Exhibit Number	Description
4.1	Tengasco, Inc. Stock Incentive Plan, as Amended
5.1	Opinion of Law Offices of Kenneth N. Miller
23.1	Consent of Rodefer Moss PLLC
23.2	Consent of Law Offices of Kenneth N. Miller (contained in Exhibit 5.1 to this Registration Statement)
24.1	Power of Attorney (contained on the signature pages of this Registration Statement)